Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  August 3, 2011

SKYWEST ANNOUNCES SECOND QUARTER 2011 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $933.7 million for the quarter ended June 30, 2011, compared to $649.8 million for the same period last year.  SkyWest also reported net income of $1.6 million, or $0.03 per diluted share, for the quarter ended June 30, 2011, compared to $18.7 million of net income, or $0.33 per diluted share, for the same period last year.

On November 12, 2010, SkyWest completed the acquisition of ExpressJet Holdings, Inc. (“ExpressJet”) and ExpressJet became a subsidiary of Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”) that is owned by SkyWest.  The acquisition included 244 regional jet aircraft and SkyWest’s consolidated operations and financial results for the quarter ended June 30, 2011 include significant increases related to revenues, expenses and statistical data compared to the quarter ended June 30, 2010.

Commenting on the results, Jerry C. Atkin, Chairman and CEO said “Admittedly, this has been a challenging period integrating ExpressJet and Atlantic Southeast while facing several operational and cost challenges. However, we remain optimistic in our ability to improve profitability.” He continued, “We believe our strategic objectives of acquiring ExpressJet are still valid and we are working hard to realize the benefits of a fully integrated entity between ExpressJet and Atlantic Southeast.”

Net Income Summary

During the quarter ended June 30, 2011, SkyWest recorded net income of $1.6 million after recording a tax benefit of $3.3 million SkyWest incurred a pretax loss of $1.8 million, primarily as a result of several factors, including additional crew costs related to increased block hour production from its major partners, pilot shortages and increased training events and additional costs related to the integration of ExpressJet into Atlantic Southeast.  Also, based on SkyWest’s ownership of two non-U.S. regional carriers, TRIP and Air Mekong, SkyWest recorded losses of approximately $3.0 million (pre-tax) attributable to the operations of these entities. These items are discussed in greater detail below.

Operating Revenue Summary

SkyWest’s operating revenues increased $283.9 million, or 43.7%, during the quarter ended June 30, 2011, compared to the quarter ended June 30, 2010.  The increase in operating revenues was largely due to the addition of ExpressJet’s operations, which generated approximately $235.0 million in additional revenue during the quarter.  Also, SkyWest’s operating revenues increased approximately $38.8 million for additional fuel and engine overhaul costs that are directly reimbursable to SkyWest by its major partners under its capacity purchase agreements. SkyWest accounts for the reimbursement of such costs as revenue.  Additionally, ground handling and pro-rate revenue increased approximately $10.5 million during the quarter ended June 30, 2011 from additional ground handling agreements and additional pro-rate flying compared to the same period of 2010.  Operating revenues during the second quarter of 2011 were negatively impacted as a result of Atlantic Southeast being contractually obligated under its Delta Airlines, Inc. (“Delta”) capacity purchase agreement to reduce its contract rates which resulted in a reduction of approximately $8.6 million compared to the quarter ended June 30, 2010.

Total Airline Expense Summary

Total airline expenses (consisting of total operating and interest expenses) increased $312.6 million, or 50.2%, during the three months ended June 30, 2011, compared to the three months ended June 30, 2010. The increase in total operating and interest expenses was largely due to the addition of ExpressJet’s operations, which generated $245.5 of additional expenses. After excluding expenses for ExpressJet’s operations and fuel and engine overhaul costs that are directly reimbursed under SkyWest’s flying contracts, the net remaining airline expenses increased approximately $31.0 million, or 5.7%, during the three months ended June 30, 2011, compared to the three months ended June 30, 2010. The remaining increase was due primarily to the following items for the quarter ended June 30, 2011 compared to the same quarter a year ago:

•                  Incurred approximately $13.7 million (pre-tax) of additional crew costs related to increased block hour production from its major partners, pilot shortages and increased training events

•                  Incurred approximately $4.4 million (pre-tax) of simulator and lodging expenses related to the crew events noted above

•                  Incurred approximately $7.4 million (pretax) of additional fuel cost for SkyWest Airlines, Inc. (“SkyWest Airlines”) pro-rate operations

•                  Incurred approximately $7.0 million (pre-tax) in costs attributable to the integration of ExpressJet’s operations into Atlantic Southeast’s operations and other cost increases, such as health care costs

Management believes that some of the crew training events will continue for the 3rd quarter and then moderate in the 4th quarter of this year as it continues to hire crews to meet current and forecasted block hour production. Fuel cost overages are expected to continue based on current and forecasted fuel prices and the costs attributable to integration are expected to moderate significantly once ExpressJet and Atlantic Southeast are combined under a Single Operating Certificate, currently expected to be achieved in the 4th quarter of 2011.

Under United Express agreements for SkyWest Airlines and Atlantic Southeast, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended June 30, 2011, CRJ200 engine expense under these agreements decreased $6.2 million to $15.5 million compared to $21.7 million for the quarter ended June 30, 2010, as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $8.0 million and $9.5 million under its United Express agreements in each of the periods ended June 30, 2010 and 2011, respectively. The number of scheduled engine maintenance overhauls is anticipated to be slightly higher in the third quarter of 2011, compared to the second quarter of 2011, and slightly lower in the fourth quarter of 2011, compared to the third quarter of 2011, based on the timing of overhaul events.

Other Items

During the quarter ended June 30, 2011, SkyWest repurchased 1,329,886 shares of its common stock at a total cost of $20.7 million under stock repurchase programs previously authorized by its Board of Directors. As of June 30, 2011, SkyWest had authorization to repurchase up to an additional 3.2 million shares of its common stock.  Since 2007, SkyWest has repurchased 16.8 million shares of its common stock at a total cost of $317.4 million under stock repurchase programs and may continue to repurchase shares of its outstanding common stock under its authorized stock repurchase programs from time to time, as it deems appropriate.

During the quarter ended December 31, 2010, SkyWest entered into an agreement with Horizon Air Industries, Inc. (“Horizon”) to acquire eight CRJ700 regional jet aircraft. During the quarter ended June 30, 2011, SkyWest took delivery of the remaining four aircraft (four of the Horizon aircraft were delivered in the quarter ended March 31, 2011).  All of these CRJ700 regional jet aircraft have been financed under sublease arrangements with Horizon and are being operated under its Delta Connection agreements by SkyWest Airlines and Atlantic Southeast.

During the quarter ended June 30, 2011, SkyWest Airlines entered into a capacity purchase agreement with Alaska Airlines, Inc., (“Alaska”) to operate five CRJ700 regional jet aircraft. The term of the agreement is seven years and SkyWest Airlines is reimbursed under a methodology similar to its existing capacity purchase agreements with other major partners.  SkyWest Airlines began flying for Alaska under this agreement in May 2011 and SkyWest Airlines has entered into sublease arrangements for the five aircraft with Horizon.

During the quarter ended December 31, 2010, SkyWest entered into an agreement with Bombardier Aerospace to acquire four CRJ700 Next Gen regional jets.  The aircraft are scheduled for delivery in the third and fourth quarters of 2011 and are intended to operate as replacement aircraft for CRJ200 regional jet aircraft operating under the Delta connection agreement by SkyWest Airlines.

At June 30, 2011, SkyWest had approximately $684.6 million in cash and marketable securities, compared to approximately $804.9 million as of December 31, 2010. The reduction in cash and marketable securities during the six months ended June 30, 2011 was primarily related to increases in its prepaid aircraft lease amounts and changes in certain other working capital accounts of approximately $50.0 million.  SkyWest also paid $13.5 million in deposits on its new aircraft order and $40.3 million in authorized share repurchases.  SkyWest’s long-term debt was $1.66 billion as of June 30, 2011, compared to $1.74 billion as of December 31, 2010.  The decrease in long-term debt was due to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 6.2% discount rate, the present value of these lease obligations was approximately $1.95 billion as of June 30, 2011.

Primarily as a result of the ExpressJet acquisition, the total airline operating fleet of SkyWest and its subsidiaries increased to 725 aircraft as of June 30, 2011, from 454 aircraft as of June 30, 2010.  At June 30, 2011, SkyWest’s fleet consisted of 680 regional jets (249 assigned to Delta, 416 assigned to United and Continental, four assigned to AirTran Airways, Inc. (“AirTran”), five assigned to Alaska, and six subleased to other operators) and 45 EMB-120 turbo prop aircraft (35 assigned to United and 10 assigned to Delta).

SkyWest Airlines and Atlantic Southeast have previously filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest Airlines and Atlantic Southeast in connection with certain irregular operations (“IROP”) under their Delta Connection Agreements. As of June 30, 2011, SkyWest had recognized a cumulative total of $31.7 million of revenue associated with this matter for which Delta has withheld payment. SkyWest Airlines and Atlantic Southeast are vigorously pursuing their claims for such amounts to the extent permitted under various motions between the parties and the matter is ongoing. SkyWest Airlines and Atlantic Southeast continue to vigorously pursue their claims set forth in the complaint pending in the Georgia State Court of Fulton County.

SkyWest is the holding company for three scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations include SkyWest Airlines also based in St. George, Utah; Atlantic Southeast based in Atlanta, Georgia and recently acquired ExpressJet Airlines, Inc. (“ExpressJet Airlines”) based in Houston, Texas.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also operates flights for AirTran under a marketing agreement and operates flights for Alaska under a contractual agreement.  Atlantic Southeast operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. ExpressJet Airlines operates as Continental Express and United Express under contractual agreements with Continental Airlines, Inc. and United and is a subsidiary of Atlantic Southeast.  System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,000 daily departures and a fleet of approximately 725 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the risk that the operations of Atlantic Southeast and ExpressJet will not be integrated successfully or at all; the ability of the combined company to realize potential synergies and other anticipated financial impacts of the acquisition of ExpressJet; future financial and operating results of the combined company if, integrated, may not meet SkyWest’s forecasts; the timing of the proposed integration, if achieved, may be delayed.

Actual operational and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet and their major partners regarding their contractual relationships; the financial stability of those major partners regarding any impact on the contracts that SkyWest, SkyWest Airlines, Atlantic Southeast or ExpressJet operates under in their behalf; the resolution of current litigation with a major airline partner of SkyWest Airlines and Atlantic Southeast; variations in market and economic conditions; unanticipated maintenance, personnel or other operating expenses, or expenses incurred as result of unanticipated actions taken by SkyWest’s major airline partners; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2010, entitled “Risk Factors.”

(more)

SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
OPERATING REVENUES:
Passenger	$919,690	$642,201	$1,764,166	$1,265,313
Ground handling and other	14,007	7,558	35,482	16,689
Total operating revenues	933,697	649,759	1,799,648	1,282,002
OPERATING EXPENSES:
Aircraft fuel	161,408	85,513	288,149	159,027
Salaries, wages and benefits	290,126	173,716	576,273	352,278
Aircraft maintenance, materials and repairs	176,399	111,366	339,573	218,121
Aircraft rentals	88,072	75,642	174,494	152,101
Depreciation and amortization	63,697	58,383	126,890	116,529
Station rentals and landing fees	42,322	30,551	84,948	59,436
Ground handling services	32,875	26,945	69,728	56,389
Other, net	58,394	38,355	117,932	76,411
Merger and integration	1,364	—	2,395	—
Total operating expenses	914,657	600,471	1,780,382	1,190,292
OPERATING INCOME	19,040	49,288	19,266	91,710
OTHER INCOME (EXPENSE):
Interest income	2,114	4,142	4,080	8,112
Interest expense	(20,052)	(21,659)	(40,272)	(43,244)
Other, net	(2,859)	(1,131)	(3,365)	(1,385)
Total other (expense), net	(20,797)	(18,648)	(39,557)	(36,517)
(LOSS) INCOME BEFORE INCOME TAXES	(1,757)	30,640	(20,291)	55,193
(BENEFIT) PROVISION FOR INCOME TAXES	(3,336)	11,985	(10,806)	21,522
NET INCOME (LOSS)	$1,579	$18,655	$(9,485)	$33,671

BASIC EARNINGS (LOSS) PER SHARE	$0.03	$0.33	$(0.18)	$0.60
DILUTED EARNINGS (LOSS) PER SHARE	$0.03	$0.33	$(0.18)	$0.59

Weighted average common shares:
Basic	52,698	55,936	53,271	55,895
Diluted	53,371	56,718	53,271	56,791

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2011	2010	% Change		2011	2010	% Change

Passengers carried	14,491,292	9,697,145	49.4		27,048,352	18,419,314	46.8
Revenue passenger miles (000)	7,546,662	4,796,858	57.3		13,994,818	9,145,034	53.0
Available seat miles (000)	9,393,724	5,941,063	58.1		17,956,917	11,582,033	55.0
Passenger load factor	80.3%	80.7%	(0.4	) pts	77.9%	79.0%	(1.1	) pts
Passenger breakeven load factor	80.4%	77.3%	3.1	pts	78.8%	76.0%	2.8	pts
Yield per revenue passenger mile	$0.122	$0.134	(9.0)		$0.126	$0.138	(8.7)
Revenue per available seat mile	$0.099	$0.109	(9.2)		$0.100	$0.111	(9.9)
Cost per available seat mile	$0.100	$0.105	(4.8)		$0.101	$0.107	(5.6)
Fuel cost per available seat mile	$0.017	$0.014	21.4		$0.016	$0.014	14.3
Average passenger trip length	521	495	5.3		517	496	4.2
Block hours	574,372	357,645	60.6		1,114,327	701,797	58.8
Departures	354,880	236,826	49.8		687,255	459,066	49.7